Term sheet No. 692S

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

underlying supplement 16 dated December 16, 2008,

product supplement S dated April 18, 2007 and

addendum dated December 13, 2007

Registration Statement No. 333-137902 Dated July 9, 2009; Rule 433

Deutsche Bank AG, London Branch

$

One-Year Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return (Non-Principal Protected) due July 16*, 2010

General

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The securities are designed for investors who seek a return linked to the performance of the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return (the “Index”). Investors should be willing to forgo any coupon payments and, if the Index does not appreciate by 0.85% or more over the term of the securities, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due July 16*, 2010.
•	Minimum denominations of $10,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about July 13*, 2009 and are expected to settle three business days later on or about July 16*, 2009.
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.

Key Terms

Issuer:	Deutsche Bank AG, London Branch

Issue Price:	100% of the Face Amount

Index:	The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return

Payment at Maturity:	A cash payment, determined on the Final Valuation Date that provides you with a return per $10,000 security Face Amount, calculated as follows:

$10,000  +  $10,000  x  (Index Return  –  Adjustment Factor)

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return by 0.85% per annum of the return you would have otherwise received regardless of whether the Index appreciates or declines in value. In no event will the Payment at Maturity be less than zero.

You will lose some or all of your investment at maturity if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	– 1
Initial Level

Adjustment Factor:	(0.0085 x (Days/365)) where “Days“ equals the number of calendar days from the Trade Date to, but excluding, the Final Valuation Date, as applicable.

Initial Level:

The Index closing level on the Trade Date, subject to adjustment in the event of a Market Disruption Event. See “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return – Market Disruption Events and Force Majeure Events.”

Final Level:

The Index closing level on the Final Valuation Date, subject to adjustment in the event of a Market Disruption Event. See “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return – Market Disruption Events and Force Majeure Events.”

Trade Date:	July 13*, 2009

Settlement Date:	July 16*, 2009

Final Valuation Date:	July 13*, 2010, subject to postponement in the event of a Market Disruption Event as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	July 16*, 2010, subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Listing:	The securities will not be listed on any securities exchange.

CUSIP:	2515A0 M4 2

ISIN:	US2515A0M420

*

Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and the Maturity Date may be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement S dated April 18, 2007 the addendum thereto dated December 13, 2007, and underlying supplement 16 dated December 16, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement 16 dated December 16, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508254080/d424b21.pdf

•	Addendum to Product supplement S dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement S dated April 18, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507084001/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us“ or “our“ refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Payment at Maturity on the Securities Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Payment at Maturity per $10,000 security Face Amount, for a hypothetical range of performance for the Index from -100% to +100%. The hypothetical Payments at Maturity set forth below assume an Initial Level of 950.00 and a period of 365 calendar days from the Trade Date to the Final Valuation Date. The hypothetical Payments at Maturity set forth below are for illustrative purposes only and may not be the actual Payment at Maturity applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Index Level	Percent Change in Index	Adjustment Factor	Payment at Maturity	Return on Securities
1,900.00	100.00%	0.85%	$19,915.00	99.15%
1,805.00	90.00%	0.85%	$18,915.00	89.15%
1,710.00	80.00%	0.85%	$17,915.00	79.15%
1,615.00	70.00%	0.85%	$16,915.00	69.15%
1,520.00	60.00%	0.85%	$15,915.00	59.15%
1,425.00	50.00%	0.85%	$14,915.00	49.15%
1,330.00	40.00%	0.85%	$13,915.00	39.15%
1,235.00	30.00%	0.85%	$12,915.00	29.15%
1,140.00	20.00%	0.85%	$11,915.00	19.15%
1,045.00	10.00%	0.85%	$10,915.00	9.15%
950.00	0.00%	0.85%	$9,915.00	-0.85%
855.00	-10.00%	0.85%	$8,915.00	-10.85%
760.00	-20.00%	0.85%	$7,915.00	-20.85%
665.00	-30.00%	0.85%	$6,915.00	-30.85%
570.00	-40.00%	0.85%	$5,915.00	-40.85%
475.00	-50.00%	0.85%	$4,915.00	-50.85%
380.00	-60.00%	0.85%	$3,915.00	-60.85%
285.00	-70.00%	0.85%	$2,915.00	-70.85%
190.00	-80.00%	0.85%	$1,915.00	-80.85%
95.00	-90.00%	0.85%	$915.00	-90.85%
0.00	-100.00%	0.85%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Payment at Maturity set forth in the table above is calculated.

Example 1: The level of the Index increases from the Initial Level of 950 to a Final Level of 1,235. Assuming a period of 365 calendar days from the Trade Date to the Final Valuation Date, the holder receives a Payment at Maturity of $12,915.00 per $10,000 security Face Amount, calculated as follows:

$10,000 + $10,000 x ((1,235 / 950 - 1) - (0.0085 x (365/365))) = $12,915.00

Example 2: The Initial Level and the Final Level of the Index are both 950 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a Payment at Maturity that is less than $10,000 per $10,000 security Face Amount. Assuming a period of 365 calendar days from the Trade Date to the Final Valuation Date, the holder receives a Payment at Maturity of $9,915.00 per $10,000 security Face Amount, calculated as follows:

$10,000 + $10,000 x ((950 / 950 - 1) - (0.0085 x (365/365))) = $9,915.00

Example 3: The level of the Index decreases from the Initial Level of 950 to a Final Level of 665. Assuming a period of 365 calendar days from the Trade Date to the Final Valuation Date, the holder receives a Payment at Maturity of $6,915.00 per $10,000 security Face Amount, calculated as follows:

$10,000 + $10,000 x ((665 / 950 - 1) - (0.0085 x (365/365))) = $6,915.00

Selected Purchase Considerations

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY – The Adjustment Factor reduces the Payment at Maturity by 0.85% per annum. Because the Adjustment Factor is applied to the Index Return, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – MEAN REVERSION PLUS™ TOTAL RETURN – The return on the securities is linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return, which is based on the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return (the “Underlying Index”). The Underlying Index is composed of futures contracts on six commodities – Crude Oil, Heating Oil, Aluminum, Gold, Wheat and Corn. The Index’s closing level is calculated on a “total return” basis and is designed to reflect a momentum strategy of investing fully or partially in the Underlying Index according to a formula that measures how the Underlying Index has performed during the previous twelve months.

On July 7, 2009, the Index was invested (i.e. its Index Weight) 50% in the Underlying Index, and the Instrument Amounts for the Exchange Traded Instruments relating to the respective Underlying Index Constituents were as follows:

Underlying Index Constituent	Exchange	Instrument Amount
Heating Oil	NYMEX	23.06%
Crude Oil	NYMEX	40.42%
Aluminum	LME	28.16%
Gold	COMEX	2.07%
Corn	CBOT	2.15%
Wheat	CBOT	4.13%

For more information on the Index, including its calculation methodology, see “The Deutsche Bank Liquid Commodity Index – Mean Reversion™” in underlying supplement 16. Terms relating to the Index and Underlying Index used but not defined in this term sheet are defined in underlying supplement 16.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, except pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS“) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of investing in the securities, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index, the Underlying Index or any of the components of the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level determined on the Final Valuation Date as compared to the Initial Level. Accordingly, you could lose up to $10,000 for each $10,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY – The Payment at Maturity will be reduced by 0.85% for the year the securities remain outstanding. Since the Adjustment Factor is applied to the closing value of the Index on the Final Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level is greater than the Initial Level. The securities have a term from the Trade Date to the Final Valuation Date of one year, so the total return at maturity will be reduced by 0.85% compared to the total return if the Adjustment Factor had not been applied. Consequently, at maturity, you will receive less than your original investment unless the Final Level is 0.85% or more greater than the Initial Level.

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THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The Payment at Maturity on the securities is subject to our creditworthiness.

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THE INDEX MAY NOT FULLY REFLECT ANY APPRECIATION OF THE UNDERLYING INDEX, AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE INDEX FROM DECLINES IN THE UNDERLYING INDEX – The Index takes the strategy of investing fully or partially in the Underlying Index based on the view that the Underlying Index exhibits momentum. The proportion of the Index invested in the Underlying Index, which we refer to as the “Index Weight,” is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. We cannot guarantee that this strategy will be successful or that the assumptions on which the strategy is predicated are accurate. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the Index performance will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the Index will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has appreciated over recent periods then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the Index will participate largely or fully in such decline. In such case, the momentum strategy will not effectively protect holders of the securities from the decline in the Underlying Index. Unless the Index Weight is 0%, the Index will participate at least partially in any decline in the Underlying Index.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE UNDERLYING INDEX MAY LIMIT THE INDEX RETURN AND, CONSEQUENTLY, THE RETURN ON THE SECURITIES – During the term of the securities, the methodology of the Underlying Index may require adjustments to the weights of the futures contracts included in the Underlying Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the value of the Underlying Index during certain periods and could adversely affect the return on the

Underlying Index, and, potentially, the Index Return. See “The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return – Determining the Instrument Amount on a Rebalancing Day,” in Underlying Supplement 16.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE – The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level exceeds the Initial Level by 0.85% or more. If the Final Level is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor. Even if the Final Level is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates, will be willing to purchase securities from you in secondary market transactions will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	NO COUPON PAYMENTS – As a holder of the securities, you will not receive coupon payments.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE UNDERLYING INDEX CONSTITUENTS – As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Underlying Index may have.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND UNDERLYING INDEX AND THE CALCULATION AGENT FOR THE INDEX AND UNDERLYING INDEX ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index and Underlying Index (the “Sponsor“) and the calculation agent for the Index and Underlying Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, Exchange Traded Instrument or Underlying Index Constituent (each as defined below). In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index closing level, including the Initial Level and the Final Level. As the Sponsor, we carry out calculations necessary to promulgate the Index and Underlying Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index or the Underlying Index in the event the regular means of determining the Index or Underlying Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, the Underlying Index and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities, the Underlying Index or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Sponsor of the Index and Underlying Index and the calculation agent for the Index and Underlying Index may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Underlying Index Constituents (or various contracts or products related to the Underlying Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Underlying Index and, therefore, the value of the securities or the potential payout on the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING INDEX CONSTITUENTS – Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets, with a substantial and adverse effect on the performance of the Underlying Index and the Index and, consequently, the value of the securities.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS – The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the levels of the Index and the Underlying Index;

•	trends of supply and demand for the Underlying Index Constituents;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Underlying Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Underlying Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE UNDERLYING INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY – Correlation is the extent to which the values of the Underlying Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Underlying Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE UNDERLYING INDEX OR CERTAIN COMPONENTS OF THE UNDERLYING INDEX – The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Underlying Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Underlying Index may reduce the performance of the Underlying Index, and therefore the performance of the Index, as a whole. Additionally, when the Index is not fully invested in the Underlying Index, the Index performance will not fully reflect the performance of the Underlying Index. The degree to which the Index performance reflects the Underlying Index is based on how the Underlying Index has performed over the past year, which may not accurately predict how the Underlying Index will perform in the future.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY – Market prices of the Underlying Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Underlying Index and the value of your securities in varying ways, and different factors may cause the values of the Underlying Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS – Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX – As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2009 may specify an October 2010 expiration. As that contract nears expiration, it may be replaced by selling the October 2010 contract and purchasing the contract expiring in December 2010. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2010 contract would take place at a price that is higher than the price at which the December 2010 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the levels of the Underlying Index and the Index and, accordingly, decrease the value of your securities. Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the levels of the Underlying Index and Index and, accordingly, decrease the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS – The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on The London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and, consequently, the payment to you at maturity, could be adversely affected.

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THE COMMODITY PRICES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Underlying Index Constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Underlying Index and, potentially, the return on your investment.

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IF THE LIQUIDITY OF THE UNDERLYING INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Underlying Index and, therefore, on the return on your securities. Limited liquidity relating to the Underlying Index Constituents may also result in the Sponsor being unable to determine the level of the Index using its normal means.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Underlying Index and the Index and, therefore, the value of your securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES – We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and have a potentially negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES – Because the securities are linked to the Index, which reflects the return on futures contracts on six different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS“). Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, as well as the section of this term sheet entitled “Certain U.S. Federal Income Tax Consequences.” As discussed in those sections, we believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. If, however, the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the securities for both U.S. and non-U.S. investors, possibly retroactively.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. In the event DBSI offers to purchase securities in the secondary market, DBSI anticipates that its purchase price will be based on the Payment at Maturity calculated as if the date of repurchase was the Final Valuation Date subject to adjustments deemed appropriate by DBSI in its sole discretion to reflect, among other things, then current market conditions and liquidity.

Historical Information

The following graph shows the historical high, low and period end closing levels of the Index and the Underlying Index for each calendar quarter from August 1, 1997 through July 7, 2009. Because the Index was launched in July 2007 and the Underlying Index was launched in February 2003, data for the periods prior to the Index launch date, for the Index, and the Underlying Index launch date, for the Underlying Index, are hypothetical and have been calculated using the same methodologies used to calculate the Index and Underlying Index on an actual basis. The closing level of the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Total Return on July 7, 2009 was 947.06787. The closing level of the Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return on July 7, 2009 was 1,188.342. The securities are not linked to the Underlying Index, except to the extent that the Index performance is based on the performance of the Underlying Index.

Because the Index was launched in July 2007 and the Underlying Index was launched in February 2003, the Sponsor has retrospectively calculated the levels of the Index and the Underlying Index based on actual historical commodity forward rates using the same methodology as described above. Although the Sponsor believes that these retrospective calculations represent accurately and fairly how the Index and Underlying Index would have performed before July 2007 and February 2003, respectively, the Index and Underlying Index did not, in fact, exist before July 2007 and February 2003, respectively. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index and the Underlying Index was possible at anytime prior to July 2007 and February 2003, respectively. Past performance of the Index and Underlying Index is no guarantee of future results.

We obtained the various Index levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. See “Underwriting” in the accompanying product supplement. After the Trade Date but prior to Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.